FOR IMMEDIATE RELEASE
April 29, 2015

Genesis Energy, L.P. Reports First Quarter 2015 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results. Our results for the quarter ended March 31, 2015 included the following items:

•
We generated total Available Cash before Reserves of $64.0 million in the first quarter of 2015, an increase of $10.6 million, or 20%, from the first quarter of 2014. Adjusted EBITDA increased $15.8 million, or 24% over the prior year quarter, to $82.4 million. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•	We reported net income of $20.2 million, or $0.21 per unit for the first quarter of 2015 compared to $29.8 million, or $0.34 per unit, for the same period in 2014.

•
On May 15, 2015, we will pay a total quarterly distribution of $60.8 million based on our quarterly declared distribution of $0.61 per unit attributable to our financial and operational results for the first quarter of 2015. Our Available Cash before Reserves provided 1.05 times coverage for this quarterly distribution. Excluding the effects from our new common units issued in April 2015, Available Cash before Reserves would have provided 1.1 times coverage for our quarterly distribution.

•	We increased our distribution to all unitholders for the thirty-ninth consecutive quarter, thirty-four of which have been 10% or greater over the prior year’s quarter and none less than 8.7%.
Grant Sims, CEO of Genesis Energy, said, "We delivered another solid quarter, including generating a record amount of Available Cash before Reserves of $64.0 million in the first quarter of 2015. Our first quarter results reflected the continuing contributions from our newest assets, the SEKCO pipeline and the M/T American Phoenix. Volume flow in the SEKCO pipeline continues to increase, though this throughput will only have a direct financial benefit to Poseidon until minimum volumes on SEKCO are achieved and exceeded. The M/T American Phoenix, which we acquired in November 2014, is now fully integrated into our offshore marine fleet and we are pleased with the results achieved from the first full quarter of operations of this vessel.
Our first quarter results were achieved in spite of the challenges we previously discussed in our fourth quarter conference call. These challenges, including mandatory drydockings on two of our ocean going barges, fewer days relative to the prior quarter and the effects of the increase in our unit price on compensation expense under our equity-based compensation plan, all impacted the first quarter of 2015. However, our strategy of focusing on customers further downstream in the energy value chain (such as refiners as opposed to producers) and on our crude oil pipelines in the Gulf of Mexico continues to allow us to achieve our business objectives.
On April 10, 2015 we issued 4,600,000 units that resulted in net proceeds of $198 million. We intend to use these proceeds for general partnership purposes, including funding organic growth projects, or repaying a portion of the borrowings outstanding under our revolving credit facility. Pro forma for the equity offerings, our adjusted leverage ratio would have been 4.09 times at the end of the quarter.
We continue to progress on our projects in Louisiana, stretching from Port Hudson, through Baton Rouge, and south to Raceland, all designed to provide services for multiple refining complexes in Louisiana. Although a small portion of that infrastructure is in operation, we would not expect to see meaningful volumes until those facilities are completed in the second half of 2015.
In spite of the continued uncertainty surrounding the lower commodity price environment, our businesses are performing well, and we expect them to continue to do so. We continue to be well-served by our business strategies, including being primarily refinery-centric and supporting world-class oil developments of integrated and large independent energy companies operating in the deepwaters of the Gulf of Mexico. Our business strategies, coupled with our complementary acquisitions and growth projects that will be ramping up throughout 2015, should position us well to continue to achieve our goals of delivering low double-digit growth in distributions, an increasing coverage ratio and an investment grade leverage ratio, all without ever losing our cultural focus on providing safe, responsible and reliable services."

Financial Results
Available Cash before Reserves was $64.0 million in the first quarter of 2015 (or "2015 Quarter"). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital utilized.
Variances from the first quarter of 2014 (or "2014 Quarter") in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income from continuing operations.
Segment results for the first quarters of 2015 and 2014 were as follows:

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Onshore pipeline transportation	$14,323	$14,689
Offshore pipeline transportation	25,198	13,403
Refinery services	19,160	20,872
Marine transportation	25,693	20,457
Supply and logistics	9,747	7,930
Total Segment Margin (1)	$94,121	$77,351

(1) We define Segment Margin, which is a "non-GAAP" measure because it is not contemplated by or referenced in accounting principles generally accepted in the U.S., also referred to as GAAP, as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to net income is presented for periods presented in the table at the end of this release.

Onshore pipeline transportation Segment Margin decreased $0.4 million, or 2%, between the first quarter periods. That decrease was primarily the result of decreased volumes on our Florida pipeline, which was offset by increases in volumes on our Texas and Louisiana pipelines.

Offshore pipeline transportation Segment Margin increased $11.8 million, or 88%, between the first quarter periods. That increase was primarily the result of the financial contribution of the minimum throughput requirements on our SEKCO pipeline, which was completed in July 2014. Upon completion of the SEKCO pipeline, we began earning certain minimum fees, with actual crude deliveries commencing in January 2015. While throughput has commenced on the SEKCO pipeline, throughput volumes have yet to exceed a level at which throughput revenues would exceed the monthly minimum payments. All such throughput will benefit our Poseidon pipeline but not add additional contribution from SEKCO unless and until throughput exceeds the minimums in our contracts.

Refinery services Segment Margin decreased $1.7 million, or 8%, between the first quarter periods. NaHS revenues decreased due to a reduction in volumes, which was attributable to a decrease in sales to customers in South America recognized during the quarter. This decrease was reflective of the timing of certain bulk deliveries to our South American customers which resulted in decreased sales volumes, rather than an overall decrease in NaHS demand.

The average index prices for caustic soda (which is a component of our sales price) increased between the first quarter periods. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which these adjustments apply varies between periods. Our raw material costs related to NaHS decreased slightly in spite of a slight increase in the average index price for caustic soda. We were able to realize benefits from operating efficiencies at several of our sour gas processing facilities, our favorable management of the acquisition (including economies of scale) and utilization of caustic soda in our (and our customers') operations, and our logistics management capabilities, which somewhat offset the effects on Segment Margin of decreased NaHS sales volumes.

Marine transportation Segment Margin increased $5.2 million or 26%, between the first quarter periods. This increase is primarily due to a full quarter of operating results from the M/T American Phoenix (included as part of our offshore marine fleet), which we acquired in November 2014.

Supply and logistics Segment Margin increased by $1.8 million, or 23%, between the first quarter periods, primarily due to improvements in our heavy fuel oil business. These improvements included a reduction in volumes and related infrastructure in our refined products business as we continue to "right size" our heavy fuel oil business to match the lower volumes of blend materials currently available for us to economically handle compared to the volumes that have historically been available to us. This new market reality has resulted, primarily, from the general lightening of refineries' crude slates resulting in a better supply/demand balance between heavy refined bottoms and domestic coker and asphalt requirements. The increase in Segment Margin resulting from the improvements in our heavy fuel oil business was partially offset by decreases in fees earned on rail load/unload volumes.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $0.9 million primarily due to higher employee compensation expenses resulting from the continued growth of our partnership.

Interest costs for the first quarter of 2015 increased by $6.4 million from the first quarter of 2014 primarily due to an increase in our average outstanding indebtedness from newly acquired and constructed assets. Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended March 31, 2015 and 2014 was as follows:

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Net income	$20,215	$29,775
Depreciation and amortization	27,125	19,280
Cash received from direct financing leases not included in income	1,362	1,338
Cash effects of sales of certain assets	1,768	72
Effects of distributable cash generated by equity method investees not included in income (1)	10,383	5,777
Cash effects of legacy stock appreciation rights plan	(288)	(810)
Non-cash legacy stock appreciation rights plan expense	686	7
Expenses related to acquiring or constructing growth capital assets	417	784
Unrealized loss (gain) on derivative transactions excluding fair value hedges, net of changes in inventory value	2,062	(3,781)
Maintenance capital utilized (2)	(591)	(112)
Non-cash tax expense	608	341
Other items, net	291	764
Available Cash before Reserves	$64,038	$53,435
(1) Includes distributions attributable to the quarter and received during or promptly following such quarter.

(2) Maintenance capital expenditures in the 2015 Quarter and 2014 Quarter were $15.3 million and $2.3 million respectively.

Other Components of Net Income

In the 2015 Quarter, we recorded net income of $20.2 million compared to $29.8 million in the 2014 Quarter.

In addition to the factors impacting Available Cash before Reserves, depreciation and amortization expense increased $7.8 million between the quarterly periods primarily as a result of the effect of placing newly acquired and constructed assets in service during calendar 2014 and the early part of 2015. Our derivative positions (excluding the effects of changes in inventory values) resulted in a $1.5 million non-cash unrealized loss in the 2015 Quarter compared to a $3.9 million non-cash unrealized gain in the 2014 Quarter. Additionally, the increase in equity in earnings of equity investees of $7.7 million was exceeded by the increase in the distributions of the available cash received from our equity investees of $13.3 million.

Distributions

We have increased our quarterly distribution rate for the thirty-ninth consecutive quarter. Thirty-four of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.06 per unit, or 10.9%. Distributions attributable to each quarter of 2015 and 2014, are as follows:

Distribution For	Date Paid	Per Unit Amount
2015
1st Quarter	May 15, 2015	$0.6100
2014
4th Quarter	February 13, 2015	$0.5950
3rd Quarter	November 14, 2014	$0.5800
2nd Quarter	August 14, 2014	$0.5650
1st Quarter	May 15, 2014	$0.5500

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, April 29, 2015, at 11:00 a.m. Central time (12:00 p.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2015	2014
REVENUES	$526,857	$1,019,719

COSTS AND EXPENSES:
Costs of sales	461,692	953,027
General and administrative expenses	13,221	12,010
Depreciation and amortization	27,125	19,280
OPERATING INCOME	24,819	35,402
Equity in earnings of equity investees	15,519	7,818
Interest expense	(19,215)	(12,804)
INCOME BEFORE INCOME TAXES	21,123	30,416
Income tax expense	(908)	(641)
NET INCOME	$20,215	$29,775
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.21	$0.34
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	95,029	88,691

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2015	2014
Onshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
Texas	75,437	48,811
Jay	15,472	27,853
Mississippi	14,929	15,180
Louisiana (1)	16,786	13,395
Onshore crude oil pipelines total	122,624	105,239
CO2 pipeline (Mcf/day)
Free State	190,507	191,593

Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
CHOPS (2)	172,058	191,326
Poseidon (2)	229,058	211,012
Odyssey (2)	48,564	45,003
GOPL	6,207	7,449
SEKCO	21,839	—
Offshore crude oil pipelines total	477,726	454,790

Refinery Services Segment
NaHS (dry short tons sold)	32,430	40,902
NaOH (caustic soda dry short tons sold)	21,186	24,033

Marine Transportation Segment
Inland Fleet Utilization Percentage (3)	96.1%	98.7%
Offshore Fleet Utilization Percentage (3)	100%	100%

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	94,193	100,856
Rail load/unload volumes (barrels/day) (4)	15,407	26,611

(1) Represents volumes per day from the period the pipeline began operations in the first quarter of 2014.
(2) Volumes for our equity method investees are presented on a 100% basis.
(3) Utilization rates are based on a 365 day year, as adjusted for planned downtime and drydocking.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$11,138	$9,462
Accounts receivable - trade, net	202,632	271,529
Inventories	63,802	46,829
Other current assets	30,368	27,546
Total current assets	307,940	355,366
Fixed assets, net	1,730,162	1,631,001
Investment in direct financing leases, net	144,458	145,959
Equity investees	620,147	628,780
Intangible assets, net	79,918	82,931
Goodwill	325,046	325,046
Other assets, net	64,469	61,291
Total assets	$3,272,140	$3,230,374
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$203,298	$245,405
Accrued liabilities	139,273	117,740
Total current liabilities	342,571	363,145
Senior secured credit facility	648,400	550,400
Senior unsecured notes	1,050,604	1,050,639
Deferred tax liabilities	19,363	18,754
Other long-term liabilities	18,326	18,233
Partners' capital:
Common unitholders	1,192,876	1,229,203
Total liabilities and partners' capital	$3,272,140	$3,230,374

Units Data:
Total common units outstanding	95,029,218	95,029,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2015	2014
Segment Margin (1)	$94,121	$77,351
Corporate general and administrative expenses	(12,299)	(11,061)
Non-cash items included in general and administrative costs	426	316
Cash expenditures not included in Adjusted EBITDA	417	784
Cash expenditures not included in net income	(288)	(810)
Adjusted EBITDA	82,377	66,580
Depreciation and amortization	(27,125)	(19,280)
Interest expense, net	(19,215)	(12,804)
Cash expenditures not included in Adjusted EBITDA or net income	(129)	26
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income (2)	(10,383)	(5,777)
Non-cash legacy stock appreciation rights plan expense	(686)	(7)
Other non-cash items	(3,716)	1,678
Income tax expense	(908)	(641)
Net income	$20,215	$29,775

(1) Our reconciliation of Segment Margin to net income reflects that Segment Margin (as defined above) excludes corporate general and administrative expenses, depreciation and amortization, interest expense, certain non-cash items, the most significant of which are the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Items in Segment Margin not included in net income are distributable cash generated by equity investees in excess of equity in earnings (or losses) and cash payments from direct financing leases in excess of earnings.

(2) Includes distributions attributable to the quarter and received during or promptly following such quarter.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	March 31, 2015
Senior secured credit facility	$648,400
Senior unsecured notes (excluding unamortized premium of $604)	1,050,000
Less: Outstanding inventory financing sublimit borrowings	(48,300)
Less: Cash and cash equivalents	(11,138)
Adjusted Debt (1)	$1,638,962

	Pro Forma LTM
	March 31, 2015
LTM Adjusted EBITDA (as reported) (2)	$316,813
Acquisitions and material projects EBITDA adjustment (3)	35,819
Pro Forma EBITDA	$352,632

Adjusted Debt-to-Pro Forma EBITDA	4.65	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, net income, was $21.1 million for the second quarter of 2014, $29.1 million for the third quarter of 2014, $26.2 million for the fourth quarter of 2014 and $20.2 million for the first quarter of 2015. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

The following table reflects the pro forma effect on our adjusted debt of the proceeds received from our issuance of 4,600,000 common units that took place on April 10, 2015:

	March 31, 2015
Adjusted Debt	$1,638,962
Pro forma adjustment for proceeds of issuance of common units	198,168
Adjusted Pro Forma Debt	$1,440,794
Adjusted Pro Forma Debt-to-Pro Forma EBITDA	4.09	x

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves and Adjusted EBITDA measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
Available Cash before Reserves
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.

Adjusted EBITDA
Purposes, Uses and Definition
Adjusted EBITDA, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516